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                                                                 EXHIBIT 4.9



                        Joseph Charles & Associates, Inc.
                         9701 Wilshire Blvd., Suite 900
                             Beverly Hills, CA 90212
                                  (310)274-4402

July 31, 1997

Mr. Jack Friedman
JAKKS Pacific, Inc.
24955 Pacific Coast Highway, #B202
Malibu, CA 90265

        Re:    Engagement Agreement

Dear Mr. Friedman,

This letter (the "Engagement Letter" or "Agreement") will confirm the engagement of Joseph Charles & Associates, Inc. ("JCA") by JAKKS Pacific, Inc. ("the Company") to render financial advising and consulting services on a non-exclusive basis as described below.

In connection with this engagement, the Company will furnish JCA such information and data (" the Information") relating to the Company as JCA reasonably requests and will provide JCA with reasonable access to the Company's offices, directors, employees, counsel and independent accountants. JCA may rely upon the Information without independently verifying it and does not assume responsibility for its accuracy or completeness. JCA will not make an independent appraisal of the assets of the Company but will familiarize itself with the business operations, financial condition and prospects of the Company, and will review such corporate documents involving the Company as JCA in its sole discretion deems necessary.

JCA will also work with JAKKS Pacific, Inc. in developing a long term financial strategy which may include future public offerings, private placements, or strategic partnerships. As part of the strategic planning process JCA will review with management criteria for potential acquisitions and JCA will mount an active campaign to identify potential targets and act as the Company's financial consultant in connection with any acquisitions. The Company will be under no obligation to consummate a transaction with any target; however, in the event it does acquire a company, JCA will be paid a separate fee to be negotiated consistent with the prevailing rate and fees in the industry, not to exceed 6% of the purchase price.




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JAKKS Pacific, Inc.
July 31, 1997
Page 2


In consideration of JCA's services, the Company agrees to pay JCA 50,000 warrants exercisable at 6 7/8. The Company also agrees to reimburse JCA for any reasonable out of pocket expenses incurred by JCA in connection with services under this engagement; provided all such expenses are approved in advance by the Company.

        1. Liability of JCA. In furnishing the Company with advice and other services as herein provided, neither JCA nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors in judgment or anything except willful malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this Agreement.

It is further understood and agreed that JCA may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, JCA shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of JCA, its partners, employees or agents.

        2. Other Activities of JCA. The Company recognizes that JCA now renders and may continue render consulting, financial and other services to other companies which may or may not have policies and conduct activities similar to those of the Company. JCA shall be free to render such advice and other services and the Company hereby consents thereto. JCA shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes. JCA does not intend to be engaged by a direct competitor of JAKKS Pacific, Inc. without prior written approval.

        3. Control. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of the Company.

The term of this Agreement shall be for thirty six months commence from the date of your acceptance of this Engagment Letter as evidenced below (the "Initial Term"). Notwithstanding anything to the contrary in the prior sentence hereto, the Company will remain obligated to pay JCA the fees set forth above for introducing a merger or acquisition candidate.



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JAKKS Pacific, Inc.
July 31, 1997
Page 3

All prior agreements between the parties are hereby terminated and superseded by the terms here in contained. This Agreement cannot be modified or changed. Nor can any of its provisions be waived, except by written agreement signed by all parties hereto.

This Agreement shall be governed by and construed to be in accordance wit the laws of the State of New York applicable to contracts made and to be performed solely in such State by citizens thereof. The parties hereto shall deliver notices to each other by personal delivery or by registered mail (return receipt requested) at the addresses set forth above.

All controversies or claims between the parties hereto or arising out of or relating to the business combination contemplated by this Agreement, including but not limited to the making or enforcement of documents relating thereto, shall be resolved by arbitration in accordance with applicable rules of the American Arbitration Association. Judgment on the arbitrator's award may be entered in any court having jurisdiction. If any action or proceeding is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorney's fees and costs.

If the terms and conditions of this Engagement Letter confirm our agreement and understanding, please execute the copy of this Engagement Letter in the space provided below and return it to us.

Very truly yours,

JOSEPH CHARLES & ASSOCIATES, INC.

By:________________________________
     Richard A. Rappaport
     Managing Director


Agreed to and accepted this
28th day of August, 1997:

JAKKS PACIFIC, INC.


By: _______________________________
      Jack Friedman
      President and CEO